Exhibit 5.1

Our ref             SMC/646943-000001/68310445v3

GLOBALFOUNDRIES, Inc.

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

1 November 2021

GLOBALFOUNDRIES, Inc.

We have acted as Cayman Islands counsel to GLOBALFOUNDRIES Inc. (the “Company”) to provide this legal opinion in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the “Form S-8”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended (the “Registration Statement”) relating to (i) 21,811,038 Ordinary Shares of the Company of a par value of US$0.02 each (the “2018 Option Shares”), issuable upon the exercise of certain options awarded under the Company’s 2018 Share Incentive Plan (the “2018 Plan”); (ii) 546,200 Ordinary Shares of the Company of a par value of US$0.02 each (the “2018 RSU Shares”) issuable upon the vesting of certain restricted stock unit awards awarded under the 2018 Plan; (iii) 2,550,470 Ordinary Shares of the Company of a par value of US$0.02 each (the “2018 Shares”) reserved for issuance pursuant to future awards under the 2018 Plan; (iv) 54,655 Ordinary Shares of the Company of a par value of US$0.02 each (the “LTIP Shares”) issuable upon the exercise of outstanding share option awards under the Company’s 2017 Share Incentive Plan (the “2017 LTIP”); (v) 17,500,000 Ordinary Shares of the Company of a par value of US$0.02 each (the “2021 Shares”) reserved for issuance pursuant to future awards under the Company’s 2021 Equity Compensation Plan (the “2021 Plan”); and (vi) 7,500,000 Ordinary Shares of the Company of a par value of US$0.02 each (the “ESPP Shares” and, together with the 2018 Option Shares, the 2018 RSU Shares, the 2018 Shares, the LTIP Shares and the 2021 Shares, the “Shares”), to be issued under the Company’s Employee Stock Purchase Plan (the “ESPP” and together with the 2018 Plan, the 2017 LTIP and the 2021 Plan, the “Plans”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents, and such other documents as we deem necessary:

1.1

The certificate of incorporation dated 7 October 2008, the certificate of incorporation on change of name dated 4 March 2009 and the amended and restated memorandum and articles of association of the Company as adopted by special resolution dated 19 October 2021 and effective 1 November 2021 (the “Memorandum and Articles”).

1.2

The minutes (the “Minutes”) of the meetings of the board of directors of the Company held on 16 January 2017, 20 January 2019 and 1 October 2021 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Plans.

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1

The Plans have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2

The Plans are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of Delaware (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3

The choice of the Relevant Law as the governing law of the Plans has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of Delaware and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plans.

2.7

There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.8

The Company has received, or will receive, money or money’s worth (the “Consideration”) in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered and issued by the Company pursuant to the provisions of the Plans, have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plans for the consideration fixed thereto and duly registered in the Company’s register of members (shareholders), will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualification:

4.1

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.2

In this opinion letter, the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

GLOBALFOUNDRIES Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

1 November 2021

To:	Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

GLOBALFOUNDRIES Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Plans.

3

The Minutes and the Secretary’s Certificate are each a true and correct record of the proceedings of the relevant Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes, the Secretary’s Certificate and the Shareholder Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

4

The authorised share capital of the Company is US$30,000,000 divided into (i) 1,300,000,000 Ordinary Shares of a nominal or par value of US$0.02 each, and (ii) 200,000,000 Preferred Shares of a nominal or par value of US$0.02 each.

5	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

6	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Plans.

7

The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

8

Prior to, at the time of, and immediately following the approval of the transactions the subject of the Plans the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Plans for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

9

Each director of the Company considers the transactions contemplated by the Plans to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

10

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11	The Company is not a central bank, monetary authority or other sovereign entity of any state.

(Signature Page follows)

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Tim Breen
Name:	Tim Breen
Title:	Director